FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0656982009-1
[signature]	Filing Number 20233312094
Secretary of State State Of Nevada	Filed On 06/27/2023 17:20:21 PM
	Number of Pages 8

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Evil Empire Designs, Inc. Entity or Nevada Business Identification Number (NVID): E0656982009-1
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* A series of the Corporation's Preferred Stock (continues on Appendix A hereto)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 06/14/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

APPRENIX A
TO
CERTIFICATE OF DESIGNATION

SECTION 1. *Designation*.

A series of the Corporation's Preferred Stock is designated as "Series A Preferred Stock" (the "***Series A Preferred Stock***") and the maximum number of shares of Series A Preferred Stock shall be one and no more.

SECTION 2. *Voting Rights; Generally*. Subject to the other provisions of these Articles of Incorporation (including the disparate votes per share provisions of the Series A Preferred Stock set forth in Sections 3, 4, and 5 below), each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise required by applicable law. Except as otherwise expressly provided herein, in the Corporation's by-laws or as required by law, the holders of Series A Preferred Stock and Common Stock shall vote together and not as separate series or classes.

SECTION 3. *Special Voting Rights of Series A Preferred Stock*. Each share of Series A Preferred Stock shall be entitled to the number of votes and/or voting power equal to 110% of the issued and outstanding shares of common stock of the Corporation.

SECTION 4. *Series A Director*. There is hereby created a special director on the Corporation's Board of Directors designated as the "***Series A Director***." So long as any shares of Series A Preferred Stock remain outstanding, the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect the Series A Director. The initial Series A Director shall be Sheila Cunningham, who shall serve until the next annual meeting of stockholders and until his successor is elected and qualified. The holders of the Series A Preferred Stock may waive their rights to elect the Series A Director at any time and assign such right to the Board of Directors other than the Series A Director to elect the Series A Director.

SECTION 5. *Protective Provisions*. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a) amend the Articles of Incorporation or, unless approved by the Board of Directors, including by the Series A Director, amend the Corporation's Bylaws;

(b) change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(c) reclassify or recapitalize any outstanding equity securities, or, unless approved by the Board of Directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d) authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Corporation;

(e) increase or decrease the size of the Board of Directors as provided in the Bylaws of the Corporation or remove the Series A Director (unless approved by the Board of Directors, including the Series A Director);

(f) declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series A Director);

(g) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series A Director);

(h) create or amend any stock option plan of the Corporation, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(i) replace the President and/or Chief Executive Officer of the Corporation (unless approved by the Board of Directors, including the Series A Director);

(j) transfer assets to any subsidiary or other affiliated entity (unless approved by the Board of Directors, including the Series A Director);

(k) issue, or cause any subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock (unless approved by the Board of Directors, including the Series A Director);

(l) modify or change the nature of the Corporation's business;

(m) acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the Board of Directors, including the Series A Director); or

(n) sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Corporation or any Subsidiary outside the ordinary course of business (unless approved by the Board of Directors, including the Series A Director).

SECTION 6. *Dividend and Distribution Rights of Stock.* Shares of Common Stock and shares of Series A Preferred Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any dividend or distribution by the Corporation, including in respect of distributions upon liquidation of the Corporation. In the event that a dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Common Stock and Series A Preferred Stock shall both receive Common Stock or rights to acquire Common Stock. No dividends shall be declared or payable in the form of Series A Preferred Stock.

SECTION 7. *Conversion Provisions of Series A Preferred Stock.* Each share of Series A Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Each share of Series A Preferred Stock shall automatically convert into one share of Common Stock upon the first to occur of (a) a Transfer of such share of Series A Preferred Stock other than to a Permitted Transferee, (b) the death or incapacity of (i) the Permitted Transferee holding such share of Series A Preferred Stock or (ii) the Designated Person, or (c) the resignation of the Designated Person as an officer of the Corporation.

SECTION 8. *Certain Definitions.* As used in this Certificate of Designation, the following capitalized terms shall have the meanings ascribed thereto below:

(a) "***Deemed Liquidation***" shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation's intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock.

(b) "***Designated Person***" means any Person selected by Sheila Cunningham.

(c) "***Permitted Private Transfer***" means a Transfer, other than a trade effected in the public markets, to a Permitted Transferee.

(d) "***Permitted Transferee***" means, (a) in respect of Series A Preferred Stock, a Designated Person and (b) in respect of Common Stock, (i) a Designated Person, (ii) a Designated Person's spouse, children or a family trust or similar private entity formed solely for the benefit of the Designated Person or the Designated Person's spouse and/or children and who was Transferred such Common Stock in a Permitted Private Transfer; (iii) a person (other than a natural person) that is controlled by the Designated Person (for the purposes hereof, "control" means, the beneficial ownership at the relevant time of voting equity of such person carrying more than 50% of the voting rights ordinarily exercisable at meetings of equity holders of the person where such voting rights are sufficient to elect a majority of the directors, managers or persons acting in a similar capacity of the person); and (iv) a broker or nominee for one of the persons described in the foregoing clauses (i), (ii), or (iii).

(e) "***Person***" shall mean a natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

(f) "***Transfer***" means (i) any sale, assignment, gift, transfer, hypothecation, encumbrance on, or other disposition of any securities or any right, power or interest therein or appurtenant thereto, directly or indirectly, whether voluntarily, by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, a receiver, an assignee for the benefit of creditors and/or an assignment to a trust, spouse or family member, or (ii) any grant of an option, warrant or right to do the foregoing whether as of right, after lapse of time or upon fulfillment of condition, or otherwise.

SECTION 9. *Amendments*. This Certificate of Designation shall not be amended without the consent of a majority in interest of the holders of Series A Preferred Stock.

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